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Duramed Pharmaceuticals, Inc.

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DURAMED PHARMACEUTICALS, INC.
7155 East Kemper Road
Cincinnati, Ohio 45249

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

      We are pleased to invite you to attend the Annual Meeting of Stockholders of Duramed Pharmaceuticals, Inc., to be held at the Holiday Inn, Cincinnati Airport, 1717 Airport Exchange Boulevard, Erlanger, Kentucky 41018, on May 10, 2001 at 9:00 a.m. (EDT), for the purpose of considering and acting upon the following:

1.    The election of nine directors of Duramed.

2.    The ratification of Ernst & Young LLP as auditors of Duramed for the fiscal year ending December 31, 2001.

3.    Such other matters as may properly come before the meeting.

      Only stockholders of record at the close of business on March 19, 2001 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

By Order of The Board of Directors

E. THOMAS ARINGTON Chairman and Chief Executive Officer

Cincinnati, Ohio
April 5, 2001

      Whether or not you plan to attend the meeting, please mark, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope which requires no postage if mailed in the United States or Canada. Proxies may be revoked by written notice of revocation, the submission of a later dated proxy, or attending the meeting and voting in person.

DURAMED PHARMACEUTICALS, INC.
7155 East Kemper Road
Cincinnati, Ohio 45249
(513) 731-9900

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Duramed Pharmaceuticals, Inc. (the “Company” or “Duramed”) of proxies to be voted at the Annual Meeting of Stockholders on May 10, 2001. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of the Company on or about April 5, 2001.

OUTSTANDING VOTING SECURITIES

      The number of voting securities of Duramed outstanding on March 19, 2001, the record date for the meeting, was 26,612,346 of Common Stock, $.01 par value, each entitled to one vote, owned by approximately 1,610 stockholders of record. A list of stockholders of the Company may be examined at the offices of Duramed at the address given above.

PROXIES AND VOTING

      When the enclosed proxy card is properly executed and returned, the shares it represents will be voted as specified; if no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to Duramed, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot.

      The cost of solicitation of proxies will be paid by Duramed. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of Duramed by personal interview, telephone and facsimile. Banks, brokerage houses and other record owners will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to beneficial owners and in obtaining voting instructions from those owners.

      The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting will be sufficient for the election of directors. Other matters will be determined by the affirmative vote of a majority of the shares present in person or represented by proxy, with abstentions having the effect of negative votes and broker non-votes deemed to be absent shares.

THE BOARD OF DIRECTORS

      The Company’s corporate powers are exercised, and its business, property and affairs are managed, by or under the direction of the Board of Directors. The Board of Directors has been composed of seven members, Messrs. E. Thomas Arington, Jeffrey T. Arington, George W. Baughman, Richard R. Frankovic, Peter R. Seaver, S. Sundararaman and Philip M. Uhrhan, each of whom has been nominated for re-election at the Annual Meeting. At the time of the Annual Meeting the size of the Board will be increased to nine, and Messrs. Vernon A. Brunner and Gerald L. Wolken have been nominated to fill the two new positions. The Board of Directors recommends that each nominee, described below, be elected to serve until the Annual Meeting in 2002 or until his successor is elected and qualified.

      E. THOMAS ARINGTON, age 64. Mr. Arington has been Chief Executive Officer and a director of the Company since 1987 and Chairman of the Board since 1988. He also served as President of the Company from 1987 until September 2000. Prior to joining the Company, he was President of MarketMaster, Inc., a health care consulting firm which was acquired by the Company in 1987. Mr. Arington’s career has also included seventeen years with Lederle Laboratories, a division of American Cyanamid, where he held a variety of executive management positions.

      JEFFREY T. ARINGTON, age 40. Mr. Arington has been President and Chief Operating Officer of the Company since September 2000. He served as the Company’s Senior Vice President, Marketing, Sales and Science from 1995 until 2000, as Senior Vice President, Marketing, Science and Operations from 1994 until 1995, as Vice President, Sales and Marketing from 1989 until 1994 and as Executive Director of Sales and Marketing from 1987 until 1989. From 1984 until 1987, he was employed by MarketMaster. Mr. Arington has been a director of the Company since 1998. Jeffrey T. Arington is E. Thomas Arington’s son.

      GEORGE W. BAUGHMAN, age 63. Mr. Baughman has been President and Chairman of Advanced Research Associates, a consulting firm specializing in information systems and technology and in financial analysis and planning, for more than the past five years. He was employed by The Ohio State University for twenty-five years, retiring as Director of Special Projects, Office of President. Mr. Baughman has been a director of the Company since 1989.

      VERNON A. BRUNNER, age 61. Mr. Brunner is President of Brunner Marketing Solutions specializing in pharmaceutical and consumer product marketing and distribution. He retired from Walgreen Co. in January 2001 where he was employed for thirty-eight years and had, since 1990, served as Executive Vice President of Marketing. Mr. Brunner also served on the Board of Directors of Walgreen Co. from April 1999 until his retirement and currently serves on the Board of Directors of First Midwest Bancorp., Inc.

      RICHARD R. FRANKOVIC, age 58. Mr. Frankovic is a pharmaceutical industry consultant, having retired in 1998 from Rugby Laboratories where he was employed since 1980 and served as President from 1984 to 1998. Prior to joining Rugby Laboratories, he was employed by Lederle Laboratories, where he held a variety of management positions. Mr. Frankovic has been a director of the Company since 1999.

      PETER R. SEAVER, age 58. Mr. Seaver is a healthcare consultant. Following his thirty-year career with The Upjohn Company, a pharmaceutical manufacturer, he served as President of the Health Care Group of Kaleidoscope Television, Inc., a health care cable company, from 1997 until April 2000. While at The Upjohn Company, he held positions including Vice President of Marketing from 1987 until 1989, Corporate Vice President, Worldwide Pharmaceutical Marketing from 1989 until 1995 and Corporate

Vice President for Health Care Policy and Administration during 1996. Mr. Seaver has been a director of the Company since 1998.

      S. SUNDARARAMAN, age 64. Mr. Sundararaman is the Company’s Secretary and has been a director of the Company since 1982. Mr. Sundararaman is Manager, Sales Automation and Distribution, USA for Lufthansa German Airlines and has been with that company since 1961.

      PHILIP M. UHRHAN, age 51. Mr. Uhrhan has been Vice President Finance of Solvay America, Inc., a chemical and pharmaceuticals company which is the parent of Solvay Pharmaceuticals, Inc., since 1996. He was a partner with Ernst & Young LLP for more than five years prior to joining Solvay America. Mr. Uhrhan also is a director of Reliability Incorporated.

      GERALD L. WOLKEN, age 66. Mr. Wolken is Managing Partner of MLE Enterprises, Inc., a management consulting firm. Mr. Wolken was employed by Kroger Co. for twenty-eight years, where he held positions including Director of Operations from 1971-1974, Director of Merchandising from 1974-1977, Vice President from 1977-1981 and President/CEO of SupeRx Drug Stores from 1981-1987. From 1987-1990, Mr. Wolken was CEO of SupeRx Corporation, which was spun off from Kroger.

      Meetings; Committees of the Board. Duramed’s Board of Directors held 15 meetings in 2000, of which 11 were by conference telephone. The Board has an Audit Committee, composed of Messrs. Frankovic (Chairman), Baughman and Sundararaman, which deals with financial reporting and control of the Company’s assets. Each member of the Committee is a nonemployee director of the Company and also is an “independent” director within the meaning of Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market. The Audit Committee met two times during 2000, one by conference telephone. The Board also has a Compensation Committee, consisting of Messrs. Sundararaman (Chairman), Baughman, Frankovic and Seaver, which has responsibility for making recommendations to the full Board concerning all matters dealing with officers’ compensation and fringe benefits. The Compensation Committee met thirteen times during 2000, nine by conference telephone. The Board does not have a nominating committee. Each director attended more than seventy-five percent of the total number of Board meetings and meetings of committees on which he served during 2000 except Mr. Frankovic, who attended seventy-three percent of the meetings.

      Compensation of Directors. During 2000, nonemployee directors of the Company received an annual fee of $30,000. Of the annual fee, $12,000 was paid in Duramed Common Stock and the remainder was paid in cash. Nonemployee directors also received fees of $1,500 for each Board meeting attended, plus reimbursement of expenses, and fees of $600 for each Board meeting held by conference telephone. Fees of $1,000 are also paid for committee meetings attended and held on a date other than a Board meeting date. During 2000, there were no committee meetings held on a separate date from a Board meeting date except two Compensation Committee meetings held by conference telephone for which each committee member was paid $600. No fees are paid to directors who are also employees of the Company. Each new nonemployee director is automatically awarded options to purchase 10,000 shares of the Company’s Common Stock; in subsequent years, a nonemployee director automatically receives options to purchase 5,000 shares of Common Stock. Each nonemployee director also is reimbursed by the Company for up to $7,500 per year in legal and financial consulting expenses.

      The Company has an unfunded pension plan covering nonemployee directors elected prior to 1998 who have served on the Board for at least five years and nonemployee directors elected in 1998 or after who have served on the Board for at least ten years. No director who is, or at any time during the five years prior to the end of service as a director was, an employee of the Company may participate in the plan. With certain exceptions for current long-serving directors, the plan provides an annual benefit, payable monthly for a period of ten years from the time a participating director ceases to be a member of the Board, equal to 50% of the director’s most recent annual Board fee, as adjusted annually to reflect changes in the Consumer Price Index. The right of a director to receive benefits under the plan is forfeited if the director engages in any activity determined by the Board to be contrary to the best interests of the Company.

      Audit Committee Report. In 2000, the Securities and Exchange Commission adopted new rules relating to the disclosure of information about companies’ audit committees. The new rules require that the proxy statement contain a report of the audit committee addressing specific matters and that a company’s audit committee charter be included as an attachment to the proxy statement at least once every three years.

      The Company’s Audit Committee Charter is included as Appendix A to this Proxy Statement. The Charter describes the nature and scope of the duties and responsibilities of the Audit Committee. The Audit Committee’s Report follows.

Audit Committee Report

      The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management. Further, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent public accountants, the matters required to be discussed by the Statement of Auditing Standards No. 61 (SAS 61 — Communication with Audit Committees) relating to the accountants’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

      The Audit Committee also has received the written disclosures and the letter from Ernst & Young required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to Ernst & Young’s independence from the Company, and has discussed with Ernst & Young their independence.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Audit Committee:

Richard R. Frankovic, Chairman George W. Baughman S. Sundararaman

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

      The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of the Board’s action in appointing Ernst & Young LLP, Certified Public Accountants, as independent auditors of the Company for the year 2001. Ernst & Young has served as independent auditors of the Company since 1984.

      The Board of Directors recommends a vote “FOR” approval of Ernst & Young LLP.

      In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 2001 will be permitted to stand unless the Board finds other good reasons for making a change. Representatives of Ernst & Young will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

      Information on fees billed by Ernst & Young for services during 2000 is provided below.

      Audit Fees. For professional services rendered for the audit of the Company’s fiscal year 2000 financial statements and the review of the financial statements included in the Company’s fiscal year 2000 Forms 10-Q, Ernst & Young billed the Company a total of $125,000.

      All Other Fees. In addition to the fees described above, Ernst & Young billed the Company an aggregate of $30,000 for all other services rendered during 2000. These fees related primarily to tax preparation and review.

      The Company’s Audit Committee did not specifically consider whether the non-audit services rendered by Ernst & Young were compatible with maintaining Ernst & Young’s independence as auditors of the Company’s financial statements.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      Summary Information. The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by the Company to (1) Mr. E. Thomas Arington and (2) each of the Company’s other executive officers whose salary and bonus during 2000 exceeded $100,000. Mr. Arington and these other persons are sometimes referred to as the “named executive officers.”

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation Awards

					Securities
					Underlying
				Other Annual	Stock Option	All Other
Name and			Bonus	Compensation	Grants	Compensation
Principal Position	Year	Salary ($)	($)(1)	($)(2)	(#)	($)(3)

E. Thomas Arington	2000	$500,000	—	—	300,000	$16,768

Chairman and Chief	1999	500,000	$100,000	—	280,714	29,018

Executive Officer	1998	500,006	—	—	175,000	62,669

Jeffrey T. Arington	2000	$229,854	—	—	100,000	$5,408

President and Chief	1999	207,500	$30,000	—	25,000	3,508

Operating Officer	1998	177,250	—	—	23,000	3,200

Timothy J. Holt	2000	$210,519	—	—	30,000	$5,820

Senior Vice President	1999	195,000	$25,000	—	25,000	3,920

	1998	172,250	—	—	20,000	3,920

Lawrence A. Glassmann(4)	2000	$128,077	—	—	35,000	$3,842

Senior Vice President

(1)	Bonuses for 1999 were accrued but were not allocated until November 2000. Bonuses for 2000 have been accrued but have not yet been allocated. See “Report of the Compensation Committee on Executive Compensation.”

(2)	None, other than perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive officer.

(3)	Amounts disclosed for 2000 are comprised of the following: (i) term and/or whole life insurance premium payments for the benefit of Mr. E. Thomas Arington ($6,829), Mr. Jeffrey T. Arington ($308) and Mr. Holt ($720); (ii) disability insurance premium payments for Mr. E. Thomas Arington ($4,839); and (iii) matching contributions to the Company’s 401(k) Plan on behalf of Mr. E. Thomas Arington ($5,100), Mr. Jeffrey T. Arington ($5,100), Mr. Holt ($5,100) and Mr. Glassmann ($3,842) in respect of their contributions to the Plan.

(4)	Mr. Glassmann was first employed by the Company in April 2000.

      Stock Options. The following table presents information on option grants during 2000 to the named executive officers. The Company’s plans do not provide for the grant of stock appreciation rights.

Option Grants in Last Fiscal Year

	Individual Grants(1)

	Number of				Potential Realizable
	Securities	% of Total			Value at Assumed Annual
	Underlying	Options			Rates of Stock Price
	Options	Granted to	Exercise		Appreciation for Option Term
	Granted	Employees in	or Base Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

E. Thomas Arington	300,000	43.0%	$6.937	9/12/10	$1,308,793	$3,316,737

Jeffrey T. Arington	100,000	14.3%	$6.937	9/12/10	$436,264	$1,105,579

Timothy J. Holt	30,000	4.3%	$5.062	5/11/10	$95,504	$242,026

Lawrence A. Glassmann	30,000	4.3%	$4.875	4/17/10	$91,976	$233,085

	5,000	.7%	$3.875	12/12/10	$12,185	$30,879

(1)	All options become exercisable at the rate of 20% of the shares per year beginning on the first anniversary of the date of the grant. Each option becomes exercisable in full (i) if any person becomes, or commences a tender offer which could result in the person becoming, the beneficial owner of more than 50% of the outstanding shares of the Company’s Common Stock or (ii) in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company. Under certain change-of-control circumstances, an optionee will be entitled to receive a cash payment equal to the difference between the “fair value” of all unexercised option shares and the aggregate option price of those shares.

      With respect to each named executive officer, the following table sets forth information concerning option exercises during 2000 and unexercised options held at December 31, 2000.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

Number of
			Securities	Value of
			Underlying	Unexercised
		Value Realized ($)	Unexercised Options	In-the-Money
			at FY-End (#)	Options at FY-End ($)
(Market Price on
	Shares Acquired on	Exercise Less	Exercisable/	Exercisable/
Name	Exercise (#)	Exercise Price)	Unexercisable	Unexercisable

E. Thomas Arington	—	—	994,486/629,571	$453,670/$0

Jeffrey T. Arington	—	—	146,651/135,350	$196,363/$0

Timothy J. Holt	25,334	$59,835	97,700/62,300	$103,265/$0

Lawrence A. Glassmann	—	—	0/35,000	$0/$0

      Employment Agreement. Effective July 18, 2000, the Company entered into an Amended and Restated Employment Agreement with Mr. E. Thomas Arington. The initial term of the Agreement expires on December 31, 2005; however, the Agreement provides for automatic one year extensions if notice of termination is not given by either party prior to specified dates. The Agreement may be amended by agreement between the Compensation Committee of the Board of Directors and Mr. Arington.

      Under the Agreement, Mr. Arington is to receive a salary in an amount to be set by the Compensation Committee, but not less than $41,666 per month. For 2000, the salary was set at that amount. In addition, Mr. Arington is entitled to receive for each year a separate annual bonus in such amount as may be determined by the Compensation Committee of the Board of Directors. The Agreement also provides for life and disability insurance and for certain other customary benefits. Further, the Agreement provides for the payment of a lump sum benefit to Mr. Arington equal to three times Mr. Arington’s salary and bonus, plus a gross-up for federal excise tax purposes if necessary, pursuant to Section 280G of the Internal Revenue Code, plus vesting of all outstanding options and the continuation of certain medical and insurance benefits, in the event that Mr. Arington’s employment is terminated without Cause by the Company or for Good Reason by Mr. Arington, following a Change in Control of the Company during the term of the Agreement. These terms are defined in the Agreement. Change in Control includes certain mergers, sales of assets or tender offers. Good Reason includes a resignation by Mr. Arington for any reason within six months after a Change in Control. Cause means willful and continued failure to perform his duties under the Agreement or willfully engaging in illegal conduct or gross misconduct which materially injures the Company. If Mr. Arington terminates his employment without Good Reason, or if his employment is terminated by the Company for Cause, the Agreement provides that he will not compete with the Company for a period of one year after termination.

      Change in Control Contingent Employment Agreements. The Company has entered into Change in Control Contingent Employment Agreements with Mr. Jeffrey T. Arington, Mr. Holt and Mr. Glassmann. In the event of a “change in control” of the Company, as defined in the agreements, the Company agrees to continue the employment of the employee for three years beginning with the date of the change in control. The agreements also provide for certain lump-sum payments (equal to three times salary and bonus) in the event of termination following a change in control of the Company. The agreements contain defined terms and tax gross-up provisions similar to those in Mr. E. Thomas Arington’s Employment Agreement described above.

      Report of the Compensation Committee on Executive Compensation.

      Executive Compensation Policies. The Company’s executive compensation consists of three components: annual salaries, annual bonuses and stock option grants.

      The Company’s policies on executive compensation have been designed to retain and attract the services of competent and talented managers during periods when the Company reported losses and faced substantial needs to conserve cash flow. To that end, a significant component of executive compensation has been stock option grants which serve to align closely the interests of management with those of stockholders. Salary and bonus levels have been affected by cash flow difficulties faced by the Company and, in the case of the Company’s Chief Executive Officer, payment of portions of salary and bonus have been deferred from time to time until the Company’s cash flow situation improved.

      The Compensation Committee has established target ranges of total cash salary and bonus compensation for different levels of management of the Company. The ranges of target total cash compensation are based upon the Compensation Committee’s subjective judgment as appropriate to meet the policies on executive compensation described in the preceding paragraph. The Compensation Committee also has determined that, following the completion of each fiscal year, the Board of Directors will establish a bonus pool for that year. For 2000, a bonus pool of $900,000 has been established and accrued. However, no allocations of bonus amounts have been made at this time. Management of the Company will determine the amount of bonus to be received by each individual employee based upon a subjective evaluation of the performance of that individual. Any bonus paid to the Company’s Chief Executive Officer will be determined by the Compensation Committee based upon a subjective evaluation of Mr. Arington’s performance.

      Annual Salaries. The annual salary of the Company’s Chief Executive Officer for 2000 was established pursuant to the terms of his 1994 employment agreement with the Company which was amended in July 2000. Under that agreement, the Chief Executive Officer received a salary in an amount set by the Compensation Committee, but not less than $33,333 per month. For 2000, the salary was set at $41,667 per month. This salary was approved by the Compensation Committee after consideration of a number of factors. These factors, which were applied in a subjective manner, included the Compensation Committee’s desire to ensure the continued services of the Company’s Chief Executive Officer.

      The Compensation Committee’s consideration of the salary to be paid to the Company’s Chief Executive Officer for 2001 involved a subjective consideration of the Company’s operating results during 2000, the entering into of various product agreements with other companies and the status of the Company’s overall product development program. The Committee concluded that the salary for the Company’s Chief Executive Officer for 2001 should be maintained at the level of $41,667 per month. This is the base amount provided for by the employment agreement as amended in July 2000.

      Annual salaries for 2000 for executive officers other than the Chief Executive Officer were established by the Company’s Chief Executive Officer, taking into consideration the target levels for total cash compensation established by the Compensation Committee, and were based upon factors which are typically subjective, such as his perception of the individual officer’s performance, value to the Company, responsibility assumed, potential for assumption of increased responsibility and salary level needed to retain the services of the individual. The Company’s previous lack of profitability and the market value of its stock were considered in a subjective manner in establishing executive officers’ base salaries for 2000, but were not substantial factors in that determination.

      Annual Bonuses. The Company’s general policy is to pay annual bonuses to its executive officers. As in effect in 2000, the Chief Executive Officer’s prior employment agreement provided that a bonus might be paid to the Chief Executive Officer in such manner and amount as the Compensation Committee determined. The Company entered into a new Employment Agreement in July 2000 with the Company’s Chief Executive Officer which also provides that a bonus may be paid in such manner and amount as determined by the Compensation Committee. Any bonuses paid to other executive officers are determined by the Company’s Chief Executive Officer in consideration of the target levels for total cash compensation established by the Compensation Committee. The determination of bonuses for the Company’s executive officers other than the Chief Executive Officer typically involves a subjective consideration of the Company’s level of profitability during a particular year and the increase in the market value of the Company’s Common Stock during that year. A bonus pool of $1.0 million dollars was accrued for 1999. At the end of November 2000, the Compensation Committee decided that $100,000 of this amount should be paid to the Company’s Chief Executive Officer. This determination was made on a subjective basis in view of the Company’s performance and the services of the Chief Executive Officer. At the same time, the Compensation Committee decided that $500,000 of the amount accrued should be awarded to other employees. The Company’s Chief Executive Officer was authorized, in his discretion and on a subjective basis, to allocate this amount among employees. Amounts awarded to the Company’s named executive officers are reflected in the Summary Compensation Table.

      Stock Option Grants. For a number of years, the Company has relied heavily upon significant grants of stock options for the purpose of providing incentives to management. These grants are made by the Compensation Committee of the Board of Directors. Stock option grants have, in the view of the Board, been the principal factor in enabling the Company to retain and build a competent management team in the face of the Company’s financial condition.

      The size of option grants to individual employees of the Company is determined on a subjective basis, taking into account such factors as the employee’s level of performance and responsibility and the loss which would be suffered by the Company if the employee were to leave the Company’s employ. With respect to individuals other than the Company’s Chief Executive Officer, the Committee also considers the recommendations of the Chief Executive Officer which are based on the same subjective factors described above. In making these determinations, the Committee considers the cash compensation received by recipients and the amount and terms of options already held by the recipients.

      Options to purchase 300,000 shares were granted to the Chief Executive Officer during 2000. Options to purchase 165,000 shares were granted to the Company’s other executive officers. These option grants were made in consideration of the factors described above.

Compensation Committee:	Board of Directors:

S. Sundararaman, Chairman	E. Thomas Arington

George W. Baughman	Jeffrey T. Arington

Richard R. Frankovic	George W. Baughman

Peter R. Seaver	Richard R. Frankovic

Peter R. Seaver

S. Sundararaman

Philip M. Uhrhan

      Compensation Committee Interlocks and Insider Participation. As discussed above under “Report of the Compensation Committee on Executive Compensation,” Mr. E. Thomas Arington, the Company’s Chief Executive Officer, determined the 2000 salaries of the Company’s other named executive officers, taking into consideration the target range for total cash compensation established by the Compensation Committee.

      Performance Graph. The following graph and table compare, over the period shown, the cumulative total stockholder return of Duramed’s Common Stock to the cumulative total return of companies included in the Center for Research in Security Prices’ Index for The Nasdaq Stock Market (U.S. Companies) and in a peer group index comprised of Nasdaq Pharmaceuticals Stocks (SIC 2830-2839 U.S. and Foreign). In each case it is assumed that $100 was invested on December 31, 1995 and that dividends were reinvested.

	1995	1996	1997	1998	1999	2000

Duramed Pharmaceuticals	$100	$47	$38	$25	$48	$23

Nasdaq Index	$100	$123	$151	$212	$395	$238

Nasdaq Pharmaceuticals	$100	$100	$104	$132	$248	$309

CERTAIN TRANSACTIONS

      Mr. Philip B. Arington is employed by the Company as its Senior Director of Sales and Marketing. His total compensation for 2000 was approximately $139,700. Mr. Christopher H. Arington is employed by the Company as its Director of Sales Operations. For 2000, his total compensation was approximately $104,650. Mr. Philip B. Arington and Mr. Christopher H. Arington are sons of Mr. E. Thomas Arington, the Company’s Chairman of the Board and Chief Executive Officer.

      On October 6, 1999, the Company entered into an agreement with Solvay Pharmaceuticals to jointly promote three of the companies’ hormone products, including Duramed’s Cenestin® (synthetic conjugated estrogens, A) Tablets (“Cenestin”). The Company also granted Solvay Pharmaceuticals an option to purchase 3,000,000 shares of the Company’s Common Stock at $9.00 per share and agreed to create a new Board of Directors position to be filled as designated by Solvay Pharmaceuticals. Solvay Pharmaceuticals subsequently exercised its option in full and designated Mr. Uhrhan as its nominee to the Board. See “The Board of Directors” and “Principal Stockholders and Holdings of Management.”

      Effective January 1, 2000 the Company and Solvay Pharmaceuticals entered into an expanded 10-year marketing agreement under which Solvay Pharmaceuticals accepted all responsibility for Cenestin physicians’ promotion, including assuming advertising, sales promotion and sales force expenses. During the initial stage of the marketing agreement, Solvay Pharmaceuticals will receive 80%, and the Company will receive 20%, of Cenestin’s gross profit until Solvay Pharmaceuticals has recovered all of the cumulative and ongoing advertising and marketing expenses and Cenestin becomes an income-producing product. Unless the Company has by then recovered the $38 million it invested in Cenestin from March 1999 through December 31, 1999, the agreement then will move to a second stage, during which the Company will receive 80% of Cenestin gross profit dollars, and Solvay Pharmaceuticals will receive 20%, until the Company recovers the full $38 million. Thereafter, each company will receive 50% of Cenestin net profit dollars on a going-forward basis.

      The Company also granted Solvay Pharmaceuticals a worldwide exclusive license to Cenestin outside the United States (excluding Eastern European countries that are covered by other arrangements and Puerto Rico) and the option to an exclusive worldwide license to Verapamil SR, a calcium channel blocker for the treatment of hypertension. The option for Verapamil SR was not exercised and expired January 27, 2001. To date Solvay Pharmaceuticals has not exercised any rights to Cenestin outside the United States. Through December 27, 2002, if Duramed receives a bona fide written offer from a third party for Cenestin in a country outside the United States, Duramed must promptly notify Solvay Pharmaceuticals of the terms of the offer, and Solvay Pharmaceuticals will have the right to negotiate an agreement with Duramed for that country on the terms no more favorable to Duramed than the terms offered by the third party.

      Additionally, on March 1, 2000, the Company entered into a $20 million financing transaction collateralized by its Cincinnati facility and secured by a loan guaranty from Solvay America.

PRINCIPAL STOCKHOLDERS AND
HOLDINGS OF MANAGEMENT

      The following table sets forth, as of March 19, 2001, certain information with regard to the beneficial ownership of the Company’s Common Stock by (1) each of the Company’s stockholders known to hold more than 5% of the outstanding shares of Common Stock, (2) each incumbent director, nominee for director and named executive officer, individually, and (3) all directors, nominees and executive officers of the Company as a group.

	Beneficial Ownership

Name	Number Of Shares (1)	Percent

Solvay Pharmaceuticals, Inc.(2)(3)	3,000,000	11.3%

901 Sawyer Road

Marietta, Georgia 30062

E. Thomas Arington(2)	1,778,285	6.5%

7155 East Kemper Road

Cincinnati, Ohio 45249

Jeffrey T. Arington	191,305	*

George W. Baughman	96,613	*

Vernon A. Brunner	—	—

Richard R. Frankovic	19,743	*

Peter R. Seaver	43,613	*

S. Sundararaman	232,329	*

Philip M. Uhrhan(2)(4)	3,010,000	11.3%

Gerald L. Wolken	135,000	*

Timothy J. Holt	156,136	*

Lawrence A. Glassmann	6,722	*

All directors, nominees and executive officers as a group (11 persons)(5)	5,669,746	20.4%

*	Less than one percent.

(1)	Excludes shares of Common Stock subject to options which cannot be exercised within sixty days after March 19, 2001. Includes options to purchase the following numbers of shares: Mr. E. Thomas Arington, 830,944 shares; Mr. Jeffrey T. Arington, 131,050 shares; Mr. Baughman, 40,000 shares; Mr. Bruner, none; Mr. Frankovic, 17,000 shares; Mr. Seaver, 35,000 shares; Mr. Sundararaman, 35,000 shares; Mr. Uhrhan, 10,000 shares; Mr. Wolken, 15,000 shares; Mr. Holt, 105,701 shares; Mr. Glassmann, 6,000 shares; and all directors, nominees and executive officers as a group, 1,225,695 shares.

(2)	Mr. Arington’s address is 7155 East Kemper Road, Cincinnati, Ohio 45249. Solvay Pharmaceuticals’ address is 901 Sawyer Road, Marietta, Georgia 30062. Mr. Uhrhan’s address is 333 Richmond Avenue, Houston, Texas 77098.

(3)	In connection with its acquisition of shares of the Company, Solvay Pharmaceuticals agreed, that, at least until October 1, 2001, it will not (i) acquire any material assets or equity securities of the Company except pursuant to a stock split or dividend or other similar transaction, (ii) make or participate in any solicitation of proxies to vote in opposition to any matter that has been recommended by the Company’s Board, in favor of a matter that has not been approved by the Board or participate in an election contest, (iii) form or join any group with respect to any of the Company’s shares or the acquisition of any of its assets, (iv) deposit any shares into a voting trust, (v) seek the election or removal of a member of the Company’s Board of Directors, or (vi) solicit, negotiate or otherwise make or cause to be made a statement or proposal with respect to a merger or acquisition of the Company, the sale of a substantial portion of the Company’s assets or the recapitalization of the Company. In addition, until October 1, 2001, Solvay Pharmaceuticals has agreed not to sell or otherwise transfer its shares to a third party if, as a result of the transfer, the third party would hold more than 5% of the Company’s outstanding shares. Finally, until October 1, 2001, if the Company notifies Solvay Pharmaceuticals that it is in the process of carrying out a private or public sale of equity, Solvay Pharmaceuticals has agreed not to sell or otherwise dispose of any of its shares until 90 days after that sale of securities by the Company.

Each of the restrictions agreed to by Solvay Pharmaceuticals will be suspended if (i) any third party seeks to acquire 50% or more of the Company’s outstanding shares and the Company has not publicly recommended that the offer not be accepted, (ii) the Company has received an acquisition proposal from a third party and has not rejected the proposal, (iii) there has been a change in control of the Company, including the execution of an agreement that would result in a change of control, (iv) the Company publicly announces that it is for sale, (v) a person or group attempts to elect or remove a majority of the Company’s directors which is not publicly opposed by the Company and which would result in a change in composition of a majority of the Board, or (vi) the Company adopts a plan of liquidation or dissolution.

(4)	Consists of 3,000,000 shares held by Solvay Pharmaceuticals. Mr. Uhrhan disclaims any beneficial interest in these shares.

(5)	Includes 3,000,000 shares held by Solvay Pharmaceuticals which are deemed to be owned by Mr. Uhrhan and in which he disclaims any beneficial interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of these forms, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 2000.

STOCKHOLDER PROPOSALS

      Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2002 Annual Meeting if they are received by the Company before the close of business on December 6, 2001.

      In addition, if a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must follow procedures outlined in the Company’s By-Laws. A copy of these procedures is available upon written request directed to the Senior Vice President, Finance and Administration at the Company’s address given above. One of the procedural requirements in the By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. For the 2002 Annual Meeting, notice must be received by the Company no earlier than January 5, 2002 and no later than February 4, 2002.

OTHER BUSINESS

      The Company is not aware of any other matters which may properly be presented at the meeting. However, if other matters do come before the meeting, proxies will be voted on those matters in accordance with the recommendations of the Board of Directors.

Stockholders may obtain without charge a copy of the Company’s Annual Report on Form 10-K by writing to the Senior Vice President, Finance and Administration of the Company at the Company’s address shown above.

Appendix A

Duramed Pharmaceuticals, Inc.

Audit Committee Charter

I.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors by overseeing the internal and external processes relating to the keeping of the Company’s financial and accounting records and the preparation of its financial statements.

II.	Membership

The members of the Audit Committee shall be appointed from time to time by the Board of Directors from among its members and shall meet the applicable requirements of The Nasdaq Stock Market. Specifically each member shall be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a Director. All members of the Committee shall be or, within a reasonable time after appointment, become financially literate, and one member shall have the financial sophistication required by the rules of The Nasdaq Stock Market.

III.	Meetings

The Audit Committee shall meet at least four times per year and more frequently as it believes is necessary or appropriate to fulfill its duties and responsibilities under this Charter. The Committee shall report regularly to the Board of Directors on the Committee’s activities.

If the Committee deems it necessary, the Committee may retain special accounting, legal or other advisors to assist it. The Committee shall have access to all books, records, facilities and personnel of the Company. The Committee may request any Company personnel, or the Company’s outside legal counsel or outside auditors, to meet with the Committee or any of its members or advisors.

The Committee shall meet at least annually, in separate executive sessions, with (a) the Company’s management, (b) the head of the Company’s internal auditing department and (c) the Company’s outside auditors.

IV.	Duties and Responsibilities

The Audit Committee shall:

Outside Auditors

	1.	Select and recommend to the Board of Directors for appointment the Company’s outside auditors for the coming fiscal year.

2.	In consultation with management, review and discuss with the outside auditors the scope of their audit and non-audit services and their fees for each, and approve those fees.

3.	Require that the outside auditors periodically submit to the Committee a written statement consistent with Independent Standards Board Standard No. 1 delineating all relationships between the outside auditors and the Company.

4.	Discuss with the outside auditors any disclosed relationships or services that may affect their objectivity and independence.

5.	Recommend to the Board, or take, any appropriate actions to satisfy itself of the outside auditors’ independence.

6.	Recognizing that the outside auditors ultimately are accountable to the Board of Directors and the Audit Committee, evaluate the performance of the outside auditors and, if appropriate, recommend to the Board that the outside auditors be replaced.

Financial Statements and Audit Results

7.	Prior to the Company’s quarterly earnings release or to the filing of its Form 10-Q, whichever is earlier, discuss with management and the outside auditors the results of the outside auditors’ review of the Company’s interim financial statements.

8.	Review and discuss the Company’s audited financial statements and the related auditors’ report with management and the outside auditors prior to recommending their approval and inclusion in the Company’s Form 10-K to the Board. In particular, as applicable before, during and after the audit process:

(a) Discuss with the outside auditors the overall approach to and staffing of the audit and any areas which they, the Committee or Company personnel believe should receive particular attention.

(b) Review the accounting principles employed in reporting any significant transactions or financial items and, in consultation as appropriate with the Company’s legal counsel, the need to disclose any matters that could have a material impact on the financial statements.

(c) Discuss with financial management and the outside auditors any new auditing and accounting principles and practices that must or may be adopted and their impact on the Company’s financial statements.

(d) Determine through discussion with the outside auditors that no limitations were placed by management on the scope of their examination or its implementation and that there was a free exchange of information between Company personnel and the outside auditors.

(e) Discuss with the outside auditors their judgment about the quality, as well as the acceptability, of the accounting principles which the Company applies in its financial reporting.

(f) Periodically discuss areas of known financial risk and uncertainty with management and management’s plans to deal with these risks and uncertainties.

Internal Accounting Procedures and Controls

	9.	Review with management and the outside auditors both the internal auditors’ and the outside auditors’ reports and recommendations relating to the integrity of the Company’s internal accounting procedures and controls.

	10.	Review the Company’s response to any management letter provided by the outside auditors and management’s plans for implementing any necessary or desirable improvements to its internal accounting procedures and controls.

	11.	Monitor the Company’s progress toward implementing any identified improvements.

	12.	Review and evaluate the performance of the head of the Company’s internal auditing department and, if appropriate, recommend the selection of a new person.

	13.	Review and discuss with management and the internal auditors the Company’s procedures and practices designed to insure that: (i) the Company’s books, records, accounts and internal accounting controls are established and maintained in compliance with Section 102 of the Foreign Corrupt Practices Act of 1977, and (ii) there are adequate controls in place to prevent or detect any improper or illegal disbursement of corporate funds or property of value.

V.	Charter and Proxy Statement Reports

	14.	The Audit Committee shall review and assess this Charter at least annually and shall recommend to the Board of Directors for adoption any revisions which the Committee believes are necessary or appropriate.

	15.	Consistent with the exercise of its business judgment, the Committee shall prepare, for inclusion in the Company’s Proxy Statement, the annual Committee report required by the rules of the Securities and Exchange Commission.

VI.	Committee Governance; Limits of Responsibility

	16.	The Committee shall establish such rules and procedures as it believes are necessary to fulfill its duties and responsibilities under this Charter.

	17.	The Committee shall be mindful that its role is one of oversight and that it is not the duty or responsibility of the Committee to conduct audits or to determine if the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is the responsibility of the Company’s management to prepare the financial statements and the responsibility of the Company’s outside auditors to conduct the audit. It also is not the duty of the Committee to resolve any disagreements between the Company’s management and its outside auditors.

DURAMED PHARMACEUTICALS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING

      The undersigned hereby appoints E. Thomas Arington and Timothy J. Holt, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Duramed Pharmaceuticals, Inc. to be held at the Holiday Inn, Cincinnati Airport, 1717 Airport Exchange Boulevard, Erlanger, Kentucky 41018, on May 10, 2001, at 9:00 a.m. (EDT), and at any adjournments thereof:

1.	Election of E. Thomas Arington, Jeffrey T. Arington, George W. Baughman, Vernon A. Brunner, Richard R. Frankovic, Peter R. Seaver, S. Sundararaman, Philip M. Uhrhan and Gerald L. Wolken as directors.

FOR all nominees WITHHELD from all nominees For all nominees except as noted on line below:

*EXCEPTIONS _______________________________________________________________________________

2.	FOR AGAINST ABSTAIN on the proposal to ratify the appointment of Ernst & Young LLP as independent auditors

3.	Upon such other business as may properly come before the meeting.

The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED “FOR” THE PROPOSAL AND IN FAVOR OF ALL OF THE NOMINEES LISTED ABOVE. As to any other matter or if any of said nominees are not available for election, said attorneys shall vote in accordance with the recommendation of the Board of Directors.

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

      Please mark: I do      do not      plan to attend the meeting.

Dated: ___________________________, 2001

________________________________________________

________________________________________________

________________________________________________
(Signature of Stockholder)

IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.